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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Archstone Communities Trust:

We consent to incorporation by reference in the registration statement (No. 333-93159) on Form S-3 of Charles E. Smith Residential Realty, Inc. of our audit reports dated January 30, 2001, except as to Note 16, which is as of February 28, 2001, relating to the balance sheets of Archstone Communities Trust as of December 31, 2000 and 1999, and the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Archstone Communities Trust and are incorporated by reference in the Form 8-K of Charles E. Smith Residential Realty, Inc. dated June 25, 2001.



Chicago, Illinois
June 25, 2001